As filed with the Securities and Exchange Commission on October 12, 2021.

Registration Statement No. 333-258741

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

FORM F-1
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XORTX THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

British Columbia	2834	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 4000, 421 – 7th Avenue SW

Calgary, Alberta, Canada T2P 4K9
(403) 455-7717
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

TSX Trust Company
100 Adelaide Street West, Suite 301

Toronto, Ontario, Canada M5H 4H1
(416) 342-1091

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Anthony J. Marsico Anthony W. Epps Dorsey & Whitney LLP 51 West 52nd Street New York, NY 10019-6119 (212) 415-9200	Rick Pawluk McCarthy Tétrault LLP 421 7th Avenue SW Suite 4000 Calgary AB T2P 4K9 Canada (403)-206-5522	Ivan Blumenthal Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 (212) 935-3000	Scott Reeves Ariane Young TingleMerrett LLP 639 5 Ave SW #1250 Calgary, AB T2P 0M9 Canada (403) 571-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.†  ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

XORTX Therapeutics Inc. (the “Registrant”) is filing this Amendment No. 3 (the “Amendment”) to its Registration Statement on Form F-1 (Registration Statement No. 333 -258741) as an exhibits-only filing to re-file Exhibit 10.13. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, including the signature page and the exhibit index, and the filed exhibits. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Under the BCBCA, we may indemnify an individual who:

a)	is or was our director or officer;

b)	is or was a director or officer (y) at our request, or (z) of another corporation at the time when such corporation is or was an affiliate of ours; or

c)	at our request, is or was, or holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity,

against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, any legal proceeding or investigative action, whether current, threatened, pending or completed, in which such eligible party is involved because of that association with us or other entity.

However, indemnification is prohibited under the BCBCA if:

a)	such eligible party did not act honestly and in good faith with a view to our best interests (or the other entity, as the case may be);

b)	in the case of a proceeding other than a civil proceeding, such eligible party did not have reasonable grounds for believing that such person’s conduct was lawful;

c)	the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Company was prohibited from giving the indemnity or paying the expenses by its articles; or

d)	the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Company was prohibited from giving the indemnity or paying the expenses by its articles.

We may not indemnify or pay the expenses of an eligible party in respect of an action brought against an eligible party by or on behalf of us.

The BCBCA allows us to pay, as they are incurred in advance of a final disposition of a proceeding, the expenses actually and reasonably incurred by the eligible party, provided that we receive from such eligible party an undertaking to repay the amounts advanced if it is ultimately determined that such payment is prohibited. Following the final disposition of an eligible proceeding, the BCBCA requires us to pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party has not been reimbursed for those expenses and is wholly successful, on the merits or otherwise, in the outcome of the proceeding, or is substantially successful on the merits in the outcome of the proceeding.

Despite the foregoing, on application by us or an eligible party, a court may:

a)	order us to indemnify an eligible party in respect of an eligible proceeding;

b)	order us to pay some or all of the expenses incurred by an eligible party in an eligible proceeding;

c)	order enforcement of or any payment under an indemnification agreement;

d)	order us to pay some or all of the expenses actually and reasonably incurred by a person in obtaining the order of the court; and

e)	make any other order the court considers appropriate.

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The BCBCA provides that we may purchase and maintain insurance for the benefit of an eligible party (or their heirs and personal or other legal representatives of the eligible party) against any liability that may be incurred by reason of the eligible party being or having been a director or officer, or in an equivalent position of ours or that of an associated corporation.

Our articles provide that, subject to the BCBCA, we must indemnify our directors, former directors or alternate directors and his or her heirs and legal personal representatives against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, all legal proceedings, investigative actions or other eligible proceedings (whether current, threatened, pending or completed) to which such person is or may be liable, and we must, after the final disposition of a legal proceeding, investigative action or other eligible proceeding, pay the expenses (which includes costs, charges and expenses, including legal and other fees but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by such person in respect of that proceeding.

We have entered into indemnity agreements with our directors and certain officers which provide, among other things, that we will indemnify him or her to the fullest extent permitted by law from and against all liabilities, costs, charges and expenses incurred as a result of his or her actions in the exercise of his or her duties as a director or officer.

Prior to completion of this offering, we intend to enter into new indemnification agreements with each of our current directors and officers. The indemnification agreements will generally require that we indemnify and hold the indemnitees harmless to the greatest extent permitted by law for liabilities arising out of the indemnitees’ service to us as directors and officers, if the indemnitees acted honestly and in good faith with a view to the best interests of the Company and, with respect to criminal and administrative actions or other non-civil proceedings that are enforced by monetary penalty, if the indemnitee had reasonable grounds to believe that his or her conduct was lawful. The indemnification agreements will also provide for the advancing of defense expenses to the indemnitees by us.

At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted.

The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our officers and directors by the underwriters against certain liabilities.

Item 7.	Recent Sales of Unregistered Securities

Set forth below is information regarding all securities issued by us without registration under the Securities Act during the past three years after giving effect to the Share Consolidation. The information presented below does not give effect to our corporate reorganization as described in the prospectus forming part of this Registration Statement. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act. No underwriter or underwriting discount or commission was involved in any of the transactions set forth in this Item 7.

Common Share Issuances

•	On February 28, 2020, we issued 1,555,317 of our common shares in a private placement, at a price of $1.64 per share, for an aggregate offering price of $2,556,320.

•	On February 9, 2021, we issued 2,085,714 of our common shares in a private placement, at a price of $2.94 per share, for an aggregate offering price of $6,121,572.

•	Since January 1, 2021, we have issued 350,197 of our common shares pursuant to the exercise of warrants, with exercise prices ranging from $1.64 to $1.76 per share, for aggregate consideration of $1,014,006.

•	On February 1, March 1, and March 31, 2021, we issued an aggregate of 25,553 of our common shares at a price of $3.35 per share, in exchange for services performed.

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Stock Option Grants

•	Since January 1, 2018, we have granted our employees, consultants and advisors options to purchase an aggregate of 589,778 options to acquire common shares under our equity compensation plans at exercise prices ranging from $1.64 to $5.87 per share.

Warrants

•	On February 28, 2020 we issued warrants to purchase an aggregate of 1,567,042 common shares for exercise prices ranging between $1.64 to $2.94 per share, in connection with the common share issuance of the same date referenced above. As of the date of this registration statement, all of the warrants have either been exercised or have expired.
•	On February 9, 2021, we issued warrants to purchase an aggregate of 2,144,005 common shares for an exercise price of $4.70 per share, in connection with the common share issuance of the same date referenced above. As of the date of this registration statement, none of the warrants have been exercised.

None of the foregoing transactions involved any underwriter, underwriting discounts or commissions or any public offering. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 8.	Exhibits and Financial Statement Schedules

The exhibits listed in the exhibits index, appearing elsewhere in this Registration Statement, have been filed as part of this Registration Statement.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

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EXHIBIT INDEX

Exhibit No.		Description
1.1	**	Form of Underwriting Agreement.
3.1	**	Articles and Notice of Articles of the Registrant
4.1	**	Form of Common Share Purchase Warrant
4.2	**	Form of pre-funded warrant
4.3	**	Form of Representative's Warrant
4.4	**	Form of Private Placement Warrant
5.1	**	Opinion of McCarthy Tétrault LLP
5.2	**	Opinion of Dorsey & Whitney LLP
10.1	**	Investigator Initiated-Clinical Trial Agreement, dated August 3, 2020, by and between the Registrant and Icahn School of Medicine at Mount Sinai.
10.2	**#	Employment Agreement, dated August 1, 2021, by and between the Registrant and Allen Davidoff.
10.3	**	Master Services Agreement, dated July 20, 2017, by and between the Registrant and Cato Research Canada Inc.
10.4	**#	Consulting Agreement, dated February 1, 2021, by and between the Registrant and David Sans.
10.5	#	Consulting Agreement, dated March 1, 2021, by and between the Registrant and 1282803 Ontario Inc.
10.6	**	Master Service and Technology Agreement, dated February 25, 2019, by and between the Registrant and Prevail InfoWorks, Inc.
10.7	**	Side Letter to Master Service and Technology Agreement, dated February 24, 2020, by and between the Registrant and Prevail InfoWorks, Inc.
10.8	**	Subscription Agreement, dated February 28, 2020, by and between the Registrant and Prevail Partners LLC.
10.9	**#	Consulting Agreement, dated July 1, 2021, by and between the Registrant and Next Level Consultants Inc.
10.10	**%	Standard Exclusive License Agreement with Know How dated effective as of July 23, 2014, by and between the Registrant and the University of Florida Research Foundation, Inc.
10.11	**#	Consulting Agreement, dated July 1, 2021, by and between the Registrant and Haworth Biopharmaceutical Consulting Services Inc.
10.12	**%	Patent Rights Purchase Agreement, dated effective as of December 5, 2012, by and between the Registrant, Dr. Richard Johnson, Dr. Takahiko Nakagawa, and Revascor Inc.
10.13		Form of Warrant Agency Agreement with Continental Stock Transfer & Trust Company.
10.14	**	Consulting Agreement, dated March 1, 2018, by and between the Registrant and W.B. Rowlands & Co. Ltd.

21.1	**	Subsidiaries of the Registrant.

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23.1	**	Consent of Smythe LLP, an Independent Registered Public Accounting Firm.
23.2	**	Consent of McCarthy Tétrault LLP (included in Exhibit 5.1).
23.3	**	Consent of Dorsey & Whitney LLP (included in Exhibit 5.2).
24.1	**	Powers of Attorney

**	Previously filed.

#	Indicates management contract or compensatory plan.

%	Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit (indicated by asterisks) have been omitted as the registrant has determined that (1) the omitted information is not material and (2) the omitted information would likely cause competitive harm to the registrant if publicly disclosed.

Item 9.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

•	To provide the underwriters specified in the underwriting agreement, at the closing, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser

•	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

•	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October 12, 2021.

XORTX Therapeutics Inc.

By:	/s/ Allen Davidoff
	Name:	Allen Davidoff
	Title:	President and Chief Executive
Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Allen Davidoff and Amar Keshri as his/her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each action alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Allen Davidoff Allen Davidoff	President and Chief Executive Officer and Director (Principal Executive Officer)	October 12, 2021

/s/ Amar Keshri Amar Keshri	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 12, 2021

* W. Bruce Rowlands	Director	October 12, 2021

* Paul Van Damme	Director	October 12, 2021

* Ian Klassen	Director	October 12, 2021

* Jacqueline Le Saux	Director	October 12, 2021

* William Farley	Director	October 12, 2021

*By:	/s/ Allen Davidoff
Attorney-in-fact

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of the registrant and has duly caused this Registration Statement on Form F-1 to be signed by the undersigned, thereunto duly authorized, on  October 12, 2021.

David Sans
(Authorized Representative in the United States)

/s/ David Sans
Director of Corporate Development

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